Exhibit 10.1

EIGHTH LOAN MODIFICATION AGREEMENT

This Eighth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into and effective as of March 31, 2015 (the “Eighth Loan Modification Effective Date”), by and between (i) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), (ii) ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Atricure”), (iii) ATRICURE, LLC, a Delaware limited liability company (“Atricure LLC”) and (iv) ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”, and together with Atricure and Atricure LLC, individually and collectively, jointly and severally, the “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 13, 2010, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of September 13, 2010, between Borrower and Bank, as further amended by a certain First Loan Modification Agreement entered into and effective as of March 15, 2011, as further amended by a certain Second Loan Modification Agreement, entered into and effective as of February 2, 2012, as further amended by a certain Third Loan Modification Agreement, dated as of May 31, 2012, as further amended by a certain Fourth Loan Modification Agreement, dated as of September 26, 2012, as further amended by a certain Joinder and Fifth Loan Modification Agreement, dated as of January 30, 2013, as further amended by a certain Sixth Loan Modification Agreement, dated as of March 29, 2013 and as further amended by a certain Joinder and Seventh Loan Modification Agreement, dated as of April 30, 2014 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described (i) in the Loan Agreement; (ii) in a certain Amended and Restated Joint Intellectual Property Security Agreement dated as of April 30, 2014 (the “IP Agreement”); and (iii) in a certain Unconditional Guaranty dated as of September 26, 2012, a certain Guarantor Security Agreement, dated as of September 26, 2012 and the Dutch Security Documents, in each case executed by Atricure Europe, B.V., a company organized under the laws of The Netherlands and a wholly owned Subsidiary of Borrower (the documents described in the foregoing clauses (i) through (iii), together with any other collateral security granted to Bank, are collectively referred to as the “Security Documents”).

Hereinafter, the Security Documents, together all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by inserting the following text at the end of Section 1 thereof: “In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any covenants included in this Agreement, then the Borrower and the Lender agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such covenants in a manner that would preserve the original intent of the Agreement. Until the Borrower and the Lender agree to such amendment, compliance with such covenant shall be determined on the basis of GAAP in effect immediately prior to such change.”

2	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.1.2(a) thereof:

“(a) The Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed One Million Dollars ($1,000,000).”

and inserting in lieu thereof the following:

“(a) The Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed Two Million Dollars ($2,000,000).”

3	The Loan Agreement shall be amended by deleting the following text appearing as Section 5.9(b) thereof:

“(b) Except as otherwise described on Schedule 5.9, Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which resulted or could reasonably be expected to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 6.5(b) or 7.10(c)) other than the liability described on Schedule 5.9, exceeds Fifty Thousand Dollars ($50,000) (including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency).”

and inserting in lieu thereof the following:

“(b) Borrower has paid all amounts currently due and payable to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability (excluding pension, profit sharing and deferred compensation plan obligations recorded in accordance with GAAP) of Borrower in excess of Fifty Thousand Dollars ($50,000), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.”

4	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.6 thereof:

“6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than twice in each 12-month period unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.”

and inserting in lieu thereof the following:

“6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than twice in each 12-month period unless an Event of Default has occurred and is continuing; provided that from and after the Eighth Loan Modification Effective Date, so long as no Event of Default has occurred and is continuing, such inspections and audits shall not be conducted until the earlier of (i) the first date on which there are outstanding Advances under the Revolving Line, or (ii) the date on which Borrower fails to maintain unrestricted cash and Cash Equivalents at Bank in an amount equal to or greater that Twenty Million Dollars ($20,000,000). The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.”

5	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.9(d) thereof:

“(d) Minimum EBITDA. For any monthly period commencing March 1, 2014 through and including December 31, 2014 in which Borrower fails to maintain unrestricted cash and Cash Equivalents at Bank in an amount equal to or greater than Twenty Million Dollars ($20,000,000) for each day in such monthly period, Borrower shall achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA no worse than negative Seven Million Dollars ($7,000,000). Financial covenant levels for the fiscal year commencing January 1, 2015 shall be mutually determined by Borrower and Bank based on the Borrower’s annual forecast for such fiscal year.”

and inserting in lieu thereof the following:

“(d) Minimum EBITDA. For any monthly period commencing January 1, 2015 through and including December 31, 2015 in which Borrower fails to maintain unrestricted cash and Cash Equivalents at Bank in an amount equal to or greater than Twenty Million Dollars ($20,000,000) for each day in such monthly period, Borrower shall achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA no worse than negative Ten Million Dollars ($10,000,000). Financial covenant levels for the fiscal year commencing January 1, 2016 and thereafter shall be mutually determined by Borrower and Bank based on the Borrower’s annual forecast for each such fiscal year.”

6	The Loan Agreement shall be amended by deleting the following text appearing as Section 7.1 thereof:

“Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory (including generators/capital equipment pursuant to leases by Borrower as lessor) in the ordinary course of business, provided that Borrower shall not lease (as lessor) more than One Hundred Thousand Dollars

($100,000) book value of Inventory (including generators/capital equipment) per fiscal year and shall not lease any Inventory (including generators/capital equipment that is leased by Borrower as lessor) which is subject to a Lien other than that of Bank or is leased by Borrower as lessee; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain, provided in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.”

and inserting in lieu thereof the following:

“Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory (including generators/capital equipment pursuant to leases by Borrower as lessor) in the ordinary course of business, provided that Borrower shall not lease (as lessor) more than One Million Dollars ($1,000,000) book value of Inventory (including generators/capital equipment) per fiscal year and shall not lease any Inventory (including generators/capital equipment that is leased by Borrower as lessor) which is subject to a Lien other than that of Bank or is leased by Borrower as lessee; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain, provided in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.”

7	The Loan Agreement shall be amended by deleting the following text appearing in Section 7.2 thereof:

“Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding Five Hundred Thousand Dollars ($500,000) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding Two Hundred Fifty Thousand Dollars ($250,000) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding Three Hundred Fifty Thousand Dollars ($350,000) (gross book value). If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to One Hundred Fifty Thousand Dollars ($150,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to Fifty Thousand Dollars ($50,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s disposable products on consignment to such customer.”

and inserting in lieu thereof the following:

“Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding One Million Dollars ($1,000,000) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding One Million Dollars ($1,000,000) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding Five Hundred Thousand Dollars ($500,000) (gross book value). If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to Two Hundred Fifty Thousand Dollars ($250,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to One Hundred Thousand Dollars ($100,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s disposable products on consignment to such customer.”

8	The Loan Agreement shall be amended by deleting the following text appearing as Section 12.1 thereof:

“12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until terminated in accordance with this Section 12.1. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line (i.e. One Hundred Fifty Thousand Dollars ($150,000)); provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

and inserting in lieu thereof the following:

“12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until terminated in accordance with this Section 12.1. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to (i) One percent (1.00%) of the Revolving Line (i.e. One Hundred Fifty Thousand Dollars ($150,000)) if termination occurs after Eighth Loan Modification Effective Date but on or before the first anniversary of the Eighth Loan Modification Effective Date; (ii) three-quarters of one percent (0.75%) of the Revolving Line (i.e. One Hundred Twelve Thousand Five Hundred Dollars ($112,500) if termination occurs after the first anniversary of the Eighth Loan Modification Effective Date but on or before the second anniversary of the Eighth Loan Modification Effective Date; and (iii) one-half of one percent (0.50%) of the Revolving Line (i.e. Seventy Five Thousand dollars ($75,000)) if terminations occurs after the second anniversary of the Eighth Loan Modification Effective Date but prior to the third anniversary of the Eighth Loan Modification Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

9	The Loan Agreement shall be amended by deleting the following text appearing as clause (f) of the definition of “Permitted Indebtedness” in Section 13.1 of the Loan Agreement.

“(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;”

and inserting in lieu thereof the following:

“(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder and Indebtedness under the Corporate HQ Lease and the Mason Incentive Loan Agreement;”

10	The Loan Agreement shall be amended by deleting the following text appearing as clause (c) of the definition of “Permitted Liens” in Section 13.1 of the Loan Agreement.

“(c) purchase money Liens or capital leases (for which Borrower is the lessee) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;”

and inserting in lieu thereof the following:

“(c) (i) purchase money Liens or capital leases (for which Borrower is the lessee) (A) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding or (B) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment or (ii) the interest of the landlord under the Corporate HQ Lease;”

11	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

“Revolving Line Maturity Date” is April 30, 2016.

and inserting in lieu thereof the following:

“Revolving Line Maturity Date” is April 30, 2018.

12	The Loan Agreement shall be amended by inserting the following new definitions in Section 13.1 thereof, in the applicable alphabetical order:

“Corporate HQ Lease” means the Lease Agreement dated as of August 20, 2014 between LM-VP ATRICURE, LLC and AtriCure relating to the real property located at 7555 Innovation Way, Mason, Ohio 45040, as amended, supplemented and modified from time to time.

“Mason Incentive Loan Agreement” means collectively the Loan Agreement dated as of March 1, 2015 between the Mason Port Authority and AtriCure, any note issued by AtriCure in connection therewith and the other documents executed in connection therewith, in each case, as amended, supplemented and modified from time to time.

“Eighth Loan Modification Effective Date” is March     , 2015.

13	The Loan Agreement shall be amended by deleting Exhibit B attached thereto and inserting Exhibit A attached hereto in lieu thereof.

4. CONDITIONS PRECEDENT. As a condition precedent to the effectiveness of this Loan Modification Agreement and the Bank’s obligation to make further Advances under the Revolving Line, the Bank shall have received the following documents prior to or concurrently with this Loan Modification Agreement, each in form and substance satisfactory to the Bank:

A.	this Loan Modification Agreement duly executed on behalf of each Borrower and signed by way of acknowledgement by Guarantor;

B.	Bank shall have received copies, certified by a duly authorized officer of each Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of each Borrower as in effect on the date hereof, (ii) the resolutions of each Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and each Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of each Borrower;

C.	a good standing certificate of each Borrower, certified by the Secretary of State of the state of incorporation of each respective Borrower, together with a certificate of foreign qualification from the Secretary of State (or comparable governmental entity) of each state in which each Borrower is qualified to transact business as a foreign entity, if any, in each case dated as of a date no earlier than thirty (30) days prior to the date hereof;

D.	certified copies, dated as of a recent date, of financing statement and other lien searches of each Borrower, as Bank may request and which shall be obtained by Bank, accompanied by written evidence (including any UCC termination statements) that the Liens revealed in any such searches will be terminated prior to or in connection with the Loan Modification Agreement;

E.	updated evidence satisfactory to Bank that the insurance policies required for Borrower are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

F.	such other documents as Bank may reasonably request.

5. FEES. Borrower shall pay to Bank an anniversary fee equal to (i) on or before April 30, 2015, Fifty Thousand Dollars ($50,000); (ii) on or before April 30, 2016, Fifty Thousand Dollars ($50,000); and (iii) on or before April 30, 2017, Fifty Thousand Dollars ($50,000). Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Other than as expressly altered by this Loan Modification Agreement, Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12. CONFIDENTIALITY. Without limiting Section 12.10 of the Loan Agreement (which is and shall remain in full force and effect), Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

13. JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by each Borrower and Bank.

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This Loan Modification Agreement is executed as of the Eighth Loan Modification Effective Date.

BORROWER:		BANK:

ATRICURE, INC.		SILICON VALLEY BANK

By:	/s/ M. Andrew Wade	By:	/s/ Tom Hertzberg
Name:	M. Andrew Wade	Name:	Tom Hertzberg
Title:	Chief Financial Officer	Title:	Vice President

ATRICURE, LLC

By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade
Title:	Chief Financial Officer

ENDOSCOPIC TECHNOLOGIES, LLC

By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade
Title:	Chief Financial Officer

The undersigned, M. Andrew Wade, Director of ATRICURE EUROPE, B.V., a company organized under the laws of The Netherlands and a wholly owned Subsidiary of Borrower, ratifies, confirms and reaffirms, all and singular, the terms and conditions of (i) a certain Unconditional Guaranty dated as of September 26, 2012 (the “Guaranty”) and (ii) a certain Guarantor Security Agreement, dated as of September 26, 2012 (the “Guarantor Security Agreement”), and acknowledges, confirms and agrees that the Guaranty and the Guarantor Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

ATRICURE EUROPE, B.V.

By	/s/ M. Andrew Wade
Name:	M. Andrew Wade
Title:	Director

Exhibit A to Eighth Loan Modification Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ATRICURE, INC.
ATRICURE, LLC
ENDOSCOPIC TECHNOLOGIES, LLC

The undersigned authorized officer of Atricure, Inc. (“Borrower”) certifies for itself and each other Borrower that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Transaction Reports	Non-Streamline: Weekly; Streamline: monthly within 15 days; quarterly within 30 days if no outstanding Advances	Yes No

Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 15 days or quarterly within 30 days if no outstanding Advances	Yes No

Borrower financial statements with Compliance Certificate	Monthly within 30 days or quarterly within 30 days if no outstanding Advances	Yes No

Annual financial statement (CPA Audited)	FYE within 120 days	Yes No

Annual budgets and projections	30 days after FYE	Yes No

Financial Covenants	Required	Actual		Complies

Maintain as indicated
Minimum Liquidity Ratio (when required; monthly – quarterly if no outstanding Advances)	2.00:1.00		:1.00	Yes No
Minimum Fixed Charge Coverage Ratio (when required)	1.50:1.00		:1.00	Yes No
Minimum EBITDA (no worse than) (when required)	($10,000,000)	$		Yes No

*	See Loan Agreement

Performance Pricing/Streamline Period

Streamline Requirement Met?	See Loan Agreement	Yes No

             Yes, interest rate on Advances equal to the Prime Rate

             No, interest rate on Advances equal to the Prime Rate plus one and one-quarter percent (1.25%)

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

.

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:

.

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):

.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ATRICURE, INC.
ATRICURE, LLC
ENDOSCOPIC TECHNOLOGIES, LLC

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum Liquidity Ratio (Section 6.9(a))

Required: Maintain a minimum Liquidity Ratio of at least 2.00 to 1.00 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, that for any quarterly period in which there are no outstanding Advances under the Revolving Line at any time during such quarter, the Liquidity Ratio financial covenant hereunder shall only be tested as of the last day of such quarter; provided, further, that the foregoing Liquidity Ratio covenant will no longer be tested for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

Actual:

A.	Borrower’s unrestricted cash (and Cash Equivalents) held with Bank and its Affiliates	$

B.	Borrower’s Eligible Accounts and Eligible Foreign Accounts	$

C.	Line A plus line B	$

D.

All outstanding liabilities and obligations of Borrower owed to Bank, including, without limitation or duplication, the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit but excluding the undrawn portion of the Revolving Line and excluding any Quarter-End Advances) (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien)

$

E.	Liquidity Ratio (line C divided by line D)		:1.00

Is line E greater than or equal to 2.00:1.00?

No, not in compliance	Yes, in compliance

II.	Minimum Fixed Charge Coverage Ratio (Section 6.9(c))

Required: Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Liquidity Ratio covenant contained in Section 6.9(a) shall no longer be tested and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required.

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Cash income taxes paid	$

C.	Unfinanced Capital Expenditures	$

D.	Line A minus line B minus line C	$

E.	Current portion of long term debt, other than DOJ Obligations to the extent included in the calculation of the current portion of long term debt	$

F.	Interest Expense, other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense	$

G	Line E plus line F	$

H.	Fixed Charge Coverage Ratio (line D divided by line G)		:1.00

Is line H greater than or equal to 1.50:1.00?

No, not in compliance	Yes, in compliance

III.	Minimum EBITDA (Section 6.9(d))

Required: For any monthly period commencing January 1, 2015 through and including December 31, 2015 in which Borrower fails to maintain unrestricted cash and Cash Equivalents at Bank in an amount equal to or greater than Twenty Million Dollars ($20,000,000) for each day in such monthly period, Borrower shall achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA no worse than negative Ten Million Dollars ($10,000,000). Financial covenant levels for the fiscal year commencing January 1, 2016 and thereafter shall be mutually determined by Borrower and Bank based on the Borrower’s annual forecast for each such fiscal year.

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

If unrestricted cash and Cash Equivalents at Bank was less than Twenty Million Dollars ($20,000,000) on any day during the calendar month, is line A no worse than ($10,000,000)?

No, not in compliance	Yes, in compliance